EXHIBIT 7.05

Execution Version

CONTRIBUTION AGREEMENT

This CONTRIBUTION AGREEMENT (this “Agreement”) is made and entered into as of November 26, 2012 by and among Jinqiao Investments Limited, a British Virgin Islands company (“Holdco”), Golden Bridge Holdings Limited, a Cayman Islands exempted company and a wholly-owned subsidiary of Holdco (“Parent”), and the stockholders of Zhongpin Inc., a Delaware corporation (the “Company”), listed on Schedule A (each, a “Rollover Stockholder” and collectively, the “Rollover Stockholders”). Capitalized terms used but not defined herein shall have the meanings ascribed to such terms in the Merger Agreement (defined below).

RECITALS

WHEREAS, concurrently herewith, Parent, Golden Bridge Merger Sub Limited, a Delaware corporation and wholly-owned subsidiary of Parent (“Merger Sub”), and the Company are entering into an Agreement and Plan of Merger (as may be amended, supplemented or otherwise modified, the “Merger Agreement”), pursuant to which Merger Sub will merge with and into the Company, with the Company continuing as the surviving corporation (the “Merger”);

WHEREAS, each Rollover Stockholder is the “beneficial owner” (within the meaning of Rule 13d-3 under the Exchange Act) of such shares of common stock, par value $0.001 per share, of the Company (the “Shares”) as set forth opposite such Rollover Stockholder’s name on Schedule A (with respect to each Rollover Stockholder, the “Rollover Shares”);

WHEREAS, in connection with the consummation of the transactions contemplated by the Merger Agreement, the Rollover Stockholders each desire to contribute their respective Rollover Shares to Parent in exchange for newly issued ordinary shares of Holdco (the “Holdco Shares”);

WHEREAS, in order to induce Parent, the Company and Merger Sub to enter into the Merger Agreement and consummate the transactions contemplated thereby, including the Merger, the Rollover Stockholders are entering into this Agreement; and

WHEREAS, the Rollover Stockholders acknowledge that Parent, the Company and Merger Sub are entering into the Merger Agreement in reliance on the representations, warranties, covenants and other agreements of the Rollover Stockholders set forth in this Agreement.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements contained herein, and intending to be legally bound hereby, Holdco, Parent and the Rollover Stockholders hereby agree as follows

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1.          Contribution of Rollover Shares. Subject to the conditions set forth herein, immediately prior to the Closing and without further action by the Rollover Stockholders, all of each Rollover Stockholder’s right, title and interest in and to the Rollover Shares shall be contributed, assigned, transferred and delivered to Parent.

2.          Issuance of Holdco Shares. As consideration for the indirect benefit received by Holdco as a result of the contribution, assignment, transfer and delivery of the Rollover Shares to Parent, a wholly-owned subsidiary of Holdco, pursuant to Section 1, Holdco shall issue Holdco Shares in the name of each Rollover Stockholder (or, if designated by such Rollover Stockholder in writing, in the name of an affiliate of such Rollover Stockholder) in the amount set forth opposite such Rollover Stockholder’s name on Schedule A. Each Rollover Stockholder hereby acknowledges and agrees that (a) delivery of such Holdco Shares shall constitute complete satisfaction of all obligations towards or sums due such Rollover Stockholder by Parent and Holdco with respect to the applicable Rollover Shares, and (b) on receipt of such Holdco Shares, such Rollover Stockholder shall have no right to any Merger Consideration with respect to the Rollover Shares contributed to Parent by such Rollover Stockholder.

3.          Closing. Subject to the satisfaction in full (or waiver) of all of the conditions set forth in Article VII of the Merger Agreement (other than conditions that by their nature are to be satisfied at the Closing), the closing of the contribution and issuance contemplated hereby (the “Contribution Closing”) shall take place within 48 hours prior to the Closing.

4.          Deposit of Rollover Shares. No later than three (3) Business Days prior to the Closing, the Rollover Stockholders and any agent of the Rollover Stockholders holding certificates evidencing any Rollover Shares shall deliver or cause to be delivered to Parent all certificates representing Rollover Shares in such Persons’ possession, (a) duly endorsed for transfer or (b) with executed stock powers, both reasonably acceptable in form to Parent and sufficient to transfer such shares to Parent, for disposition in accordance with the terms of this Agreement (the “Share Documents”). The Share Documents shall be held by Parent or any agent authorized by Parent until the Contribution Closing.

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5.          Irrevocable Election.

(a)          The execution of this Agreement by the Rollover Stockholders evidences, subject to Section 9, the irrevocable election and agreement by the Rollover Stockholders to contribute their respective Rollover Shares in exchange for Holdco Shares at the Contribution Closing on the terms and conditions set forth herein. In furtherance of the foregoing, each Rollover Stockholder covenants and agrees, severally and not jointly, that from the date hereof until any termination of this Agreement pursuant to Section 9, such Rollover Stockholder shall not, directly or indirectly, (i) tender any Rollover Shares into any tender or exchange offer, (ii) sell (constructively or otherwise), transfer, pledge, hypothecate, grant, encumber, assign or otherwise dispose of (collectively, “Transfer”), or enter into any contract, option or other arrangement or understanding with respect to the Transfer of any Rollover Shares or any right, title or interest thereto or therein (including by operation of Law), (iii) deposit any Rollover Shares into a voting trust or grant any proxy or power of attorney or enter into a voting agreement (other than that certain Voting Agreement of even date herewith by and among Parent, the Company, and certain of the Rollover Stockholders (the “Voting Agreement”)) with respect to any Rollover Shares, (iv) knowingly take any action that would make any representation or warranty of such Rollover Stockholder set forth in this Agreement untrue or incorrect or have the effect of preventing, disabling, or delaying such Rollover Stockholder from performing any of his, her, or its obligations under this Agreement, or (v) agree (whether or not in writing) to take any of the actions referred to in the foregoing clauses (i) through (iv). Any purported Transfer in violation of this paragraph shall be void.

(b)          Each Rollover Stockholder covenants and agrees, severally and not jointly, that such Rollover Stockholder shall promptly (and in any event within twenty-four (24) hours) notify Parent of any new Shares with respect to which beneficial ownership (within the meaning of Rule 13d-3 of the Exchange Act) is acquired by such Rollover Stockholder, including, without limitation, by purchase, as a result of a stock dividend, stock split, recapitalization, combination, reclassification, exchange or change of such shares, or upon exercise or conversion of any securities of the Company, if any, after the date hereof. Any such Shares shall automatically become subject to the terms of this Agreement, and Schedule A shall be deemed amended accordingly.

6.          Representations and Warranties of the Rollover Stockholders. To induce Parent to accept the Rollover Shares, and Holdco to issue the Holdco Shares, each Rollover Stockholder makes the following representations and warranties, severally and not jointly, to Parent and Holdco, each and all of which shall be true and correct as of the date of this Agreement and as of the Contribution Closing, and shall survive the execution and delivery of this Agreement:

(a)          Ownership of Shares. (i) Such Rollover Stockholder (A) is and will be the beneficial owner of, and have good and valid title to, the Rollover Shares, free and clear of Liens other than as created by this Agreement and the Voting Agreement; (B) has and will have sole voting power, sole power of disposition, and sole power to demand dissenter’s rights (if applicable), in each case with respect to all of the Rollover Shares, with no limitations, qualifications, or restrictions on such rights, subject to applicable United States federal securities laws, laws of the State of Delaware, laws of the People’s Republic of China and the terms of this Agreement and the Voting Agreement; and (ii) the Rollover Shares will not be subject to any voting trust agreement or other contract to which such Rollover Stockholder is a party restricting or otherwise relating to the voting or Transfer of the Rollover Shares other than this Agreement and the Voting Agreement. As of the date hereof, other than the Rollover Shares, such Rollover Stockholder does not own, beneficially or of record, any Shares, securities of the Company, or any direct or indirect interest in any such securities (including by way of derivative securities). Such Rollover Stockholder has not appointed or granted any proxy or power of attorney that will be in effect as of the Contribution Closing with respect to any Rollover Shares, except as contemplated by this Agreement or the Voting Agreement.

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(b)          Organization, Standing and Authority. Each such Rollover Stockholder which is an entity is duly organized, validly existing and in good standing under the Laws of the jurisdiction of its formation and has all requisite power and authority to execute and deliver this Agreement and to perform its obligations hereunder; each such Rollover Stockholder who is a natural Person has full legal power and capacity to execute and deliver this Agreement and to perform such Rollover Stockholder’s obligations hereunder. This Agreement has been duly and validly executed and delivered by such Rollover Stockholder and, assuming due authorization, execution and delivery by Parent and Holdco, constitutes a legal, valid and binding obligation of such Rollover Stockholder, enforceable against such Rollover Stockholder in accordance with its terms, except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors’ rights generally and by general principles of equity (regardless of whether considered in a proceeding in equity or at law). If such Rollover Stockholder is married, and any of the Rollover Shares of such Rollover Stockholder constitute community property or otherwise need spousal or other approval for this Agreement to be legal, valid and binding, this Agreement has been duly and validly executed and delivered by such Rollover Stockholder’s spouse and, assuming due authorization, execution and delivery by Parent and Holdco, constitutes a legal, valid and binding obligation of such Rollover Stockholder’s spouse, enforceable against such Rollover Stockholder’s spouse in accordance with its terms, except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally and by general principles of equity (regardless of whether considered in a proceeding in equity or at law).

(c)          Consents and Approvals; No Violations. Except for the applicable requirements of the Exchange Act, (i) no filing with, and no permit, authorization, consent or approval of, any Governmental Entity is necessary on the part of such Rollover Stockholder for the execution, delivery and performance of this Agreement by such Rollover Stockholder or the consummation by such Rollover Stockholder of the transactions contemplated hereby and (ii) neither the execution, delivery or performance of this Agreement by such Rollover Stockholder nor the consummation by such Rollover Stockholder of the transactions contemplated hereby, nor compliance by such Rollover Stockholder with any of the provisions hereof shall (A) conflict with or violate any provision of the organizational documents of any such Rollover Stockholder which is an entity, (B) result in any breach or violation of, or constitute a default (or an event which, with notice or lapse of time or both, would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien on property or assets of such Rollover Stockholder pursuant to any Contract to which such Rollover Stockholder is a party or by which such Rollover Stockholder or any property or asset of such Rollover Stockholder is bound or affected, or (C) violate any order, writ, injunction, decree, statute, rule or regulation applicable to such Rollover Stockholder or any of such Rollover Stockholder’s properties or assets.

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(d)          Litigation. There is no action, suit, investigation, complaint or other proceeding pending against any such Rollover Stockholder or, to the knowledge of such Rollover Stockholder, any other Person or, to the knowledge of such Rollover Stockholder, threatened against any Rollover Stockholder or any other Person that restricts or prohibits (or, if successful, would restrict or prohibit) the performance by such Rollover Stockholder of its obligations under this Agreement.

(e)          Reliance. Such Rollover Stockholder understands and acknowledges that Parent, Holdco and the Company are entering into the Merger Agreement in reliance upon such Rollover Stockholder’s execution and delivery of this Agreement and the representations and warranties of such Rollover Stockholder contained herein.

(f)          Receipt of Information. Such Rollover Stockholder has been afforded the opportunity to ask such questions as he, she, or it has deemed necessary of, and to receive answers from, representatives of Parent and Holdco concerning the terms and conditions of the transactions contemplated hereby and the merits and risks of owning the Holdco Shares. Such Rollover Stockholder acknowledges that he or she has been advised to discuss with its own counsel the meaning and legal consequences of such Rollover Stockholder’s representations and warranties in this Agreement and the transactions contemplated hereby.

7.          Representations and Warranties of Parent. Parent represents and warrants to each Rollover Stockholder that:

(a)          Organization, Standing and Authority. Parent is duly organized, validly existing and in good standing under the laws of the Cayman Islands and has all requisite power and authority to execute and deliver this Agreement and to perform its obligations hereunder. This Agreement has been duly and validly executed and delivered by Parent and, assuming due authorization, execution and delivery by Holdco and the Rollover Stockholders, constitutes a legal, valid and binding obligation of Parent, enforceable against Parent in accordance with its terms, except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally and by general principles of equity (regardless of whether considered in a proceeding in equity or at law).

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(b)          Consents and Approvals; No Violations. Except for the applicable requirements of the Exchange Act and laws of the Cayman Islands, (i) no filing with, and no permit, authorization, consent or approval of, any Governmental Entity is necessary on the part of Parent for the execution, delivery and performance of this Agreement by Parent or the consummation by Parent of the transactions contemplated hereby and (ii) neither the execution, delivery or performance of this Agreement by Parent nor the consummation by Parent of the transactions contemplated hereby nor compliance by Parent with any of the provisions hereof shall (A) conflict with or violate any provision of the organizational documents of Parent, (B) result in any breach or violation of, or constitute a default (or an event which, with notice or lapse of time or both, would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien on such property or asset of Parent pursuant to, any Contract to which Parent is a party or by which such Parent or any property or asset of Parent is bound or affected, or (C) violate any order, writ, injunction, decree, statute, rule or regulation applicable to Parent or any of Parent’s properties or assets.

8.          Representations and Warranties of Holdco. Holdco represents and warrants to each Rollover Stockholder that:

(a)          Organization, Standing and Authority. Holdco is duly organized, validly existing and in good standing under the laws of the British Virgin Islands and has all requisite power and authority to execute and deliver this Agreement and to perform its obligations hereunder. This Agreement has been duly and validly executed and delivered by Holdco and, assuming due authorization, execution and delivery by Parent and the Rollover Stockholders, constitutes a legal, valid and binding obligation of Holdco, enforceable against Holdco in accordance with its terms, except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally and by general principles of equity (regardless of whether considered in a proceeding in equity or at law).

(b)          Consents and Approvals; No Violations. Except for the applicable requirements of the Exchange Act and laws of the British Virgin Islands, (i) no filing with, and no permit, authorization, consent or approval of, any Governmental Entity is necessary on the part of Holdco for the execution, delivery and performance of this Agreement by Holdco or the consummation by Holdco of the transactions contemplated hereby and (ii) neither the execution, delivery or performance of this Agreement by Holdco nor the consummation by Holdco of the transactions contemplated hereby nor compliance by Holdco with any of the provisions hereof shall (A) conflict with or violate any provision of the organizational documents of Holdco, (B) result in any breach or violation of, or constitute a default (or an event which, with notice or lapse of time or both, would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien on such property or asset of Holdco pursuant to, any Contract to which Holdco is a party or by which such Holdco or any property or asset of Holdco is bound or affected, or (C) violate any order, writ, injunction, decree, statute, rule or regulation applicable to Holdco or any of Holdco’s properties or assets.

(c)          Issuance of Holdco Shares. The Holdco Shares will be duly authorized, validly issued, fully paid and nonassessable, and free and clear of all Liens, preemptive rights, rights of first refusal, subscription and similar rights (other than those arising under any agreements entered into at the Contribution Closing by all of the Rollover Stockholders) when issued.

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9.          Termination. This Agreement, and the obligation of the Rollover Stockholders to contribute, transfer, assign and deliver the Rollover Shares, will terminate immediately upon the valid termination of the Merger Agreement in accordance with Article VIII thereof; provided, however, that the Rollover Stockholders shall continue to have liability for breaches of this Agreement occurring prior to the termination of this Agreement. If for any reason the Merger contemplated by the Merger Agreement fails to occur but the Contribution Closing has already taken place, then Parent shall promptly return the Share Documents to the Rollover Stockholders at their respective addresses set forth on Schedule A and take all such actions as are necessary to restore each such Rollover Stockholder to the position he, she, or it was in with respect to ownership of the Shares prior to the Contribution Closing.

10.         Further Assurances. Each Rollover Stockholder hereby covenants that, from time to time, such Rollover Stockholder will do, execute, acknowledge and deliver, or will cause to be done, executed, acknowledged and delivered, such further acts, conveyances, transfers, assignments, powers of attorney and assurances necessary to convey, transfer to and vest in Parent, and to put Parent in possession of, all of the applicable Rollover Shares in accordance with the terms of this Agreement.

11.         Amendments and Modification. This Agreement may not be amended, altered, supplemented or otherwise modified except upon the execution and delivery of a written agreement executed by each party hereto and otherwise as expressly set forth herein.

12.         Waiver. No failure or delay of any party in exercising any right or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such right or power, or any course of conduct, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the parties and of the Company hereunder are cumulative and are not exclusive of any rights or remedies which they would otherwise have hereunder. Any agreement on the part of a party to any such waiver shall be valid only if set forth in a written instrument executed and delivered by such party.

13.         Survival of Representations and Warranties. All representations and warranties of the Rollover Stockholders or by or on behalf of Parent or Holdco in connection with the transactions contemplated by this Agreement contained herein shall survive the execution and delivery of this Agreement, any investigation at any time made by or on behalf of Parent, Holdco or the Rollover Stockholders, and the issuance of the Holdco Shares.

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14.         Notices. All notices and other communications hereunder shall be in writing (in the English language) and shall be deemed duly given (a) upon receipt if delivered personally, or if by facsimile, upon confirmation of receipt by facsimile, (b) one Business Day after being sent by express courier service, or (c) three Business Days after being sent by registered or certified mail, return receipt requested. All notices hereunder shall be delivered to the addresses set forth below or pursuant to such other instructions as may be designated in writing by the party to receive such notice:

(i)          If to a Rollover Stockholder, in accordance with the contact information set forth next to such Rollover Stockholder’s name on Schedule A.

(ii)         If to Parent or Holdco:

c/o Henan Zhongpin Food Co., Ltd.
No. 21, Changshe Road, City of Changge
Henan Province, PRC, 461500
Attention:	Jing, Jiangtao
Facsimile:	+86 374-6227819

with a copy (which shall not constitute notice) to:

Skadden, Arps, Slate, Meagher & Flom LLP
30th Floor, China World Office 2
1 Jianguomenwai Avenue
Beijing 100004, PRC
Attention:	Peter X. Huang
Facsimile:	+86 10 6535 5577
E-mail:	Peter.Huang@skadden.com

15.         Entire Agreement. This Agreement (together with the Merger Agreement and the Voting Agreement to the extent referred to in this Agreement) constitutes the entire agreement among the parties hereto with respect to the subject matter hereof, and supersedes all other prior agreements and understandings, both written and oral, among the parties, with respect to the subject matter hereof.

16.         Third-Party Beneficiaries. Nothing in this Agreement, express or implied, is intended to or shall confer upon any Person other than the parties hereto and their respective successors and permitted assigns any legal or equitable right, benefit or remedy of any nature under or by reason of this Agreement, except as specifically set forth in this Agreement.

17.         Governing Law. This Agreement shall be governed and construed in accordance with the Laws of the State of Delaware, without regard to any applicable conflicts of law principles.

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18.         Submission to Jurisdiction. Each of the parties to this Agreement irrevocably agrees that the courts of the Hong Kong Special Administrative Region of the People’s Republic of China shall have exclusive jurisdiction to hear and decide any suit, action or proceedings, and/or to settle any disputes (together with the aforementioned suit, action and proceedings, the “Proceedings”), which may arise out of or in connection with this Agreement or its formation or validity and, for these purposes, each party irrevocably submits to the jurisdiction of the courts of the Hong Kong Special Administrative Region of the People’s Republic of China. Each of the parties hereby irrevocably waives the benefit of jurisdiction derived from present or future domicile or otherwise in such Proceeding. Each of the parties irrevocably waives, to the fullest extent permitted by Law, any objection that it may now or hereafter have to the laying of the venue of any such Proceeding in any such court or that any such Proceeding brought in any such court has been brought in an inconvenient forum.

19.         Assignment; Successors. Neither this Agreement nor any of the rights, interests or obligations under this Agreement may be assigned or delegated, in whole or in part, by operation of law or otherwise, by any party without the prior written consent of the other parties, and any such assignment without such prior written consent shall be null and void. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and permitted assigns.

20.         Enforcement. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. Accordingly, each of the parties shall be entitled to specific performance of the terms hereof, including an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any court located in the Hong Kong Special Administrative Region of the People’s Republic of China, this being in addition to any other remedy to which such party is entitled at Law or in equity. Each party hereby waives (i) any defense in any action for specific performance that a remedy at Law would be adequate, and (ii) any requirement under any Law to post security as a prerequisite to obtaining equitable relief.

21.         Severability. Whenever possible, each provision or portion of any provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision or portion of any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or portion of any provision in such jurisdiction, and this Agreement shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision or portion of any provision had never been contained herein.

22.         Counterparts. This Agreement may be executed in two or more counterparts, and by facsimile or, pdf format, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party; provided, however, that if any of the Rollover Stockholders fails for any reason to execute, or perform their obligations under, this Agreement, this Agreement shall remain effective as to all parties executing this Agreement.

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23.         Headings. The section headings in this Agreement are for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

24.         No Presumption Against Drafting Party. Each of the parties to this Agreement acknowledges that it has been represented by independent counsel in connection with this Agreement and the transactions contemplated by this Agreement. Accordingly, any rule of law or any legal decision that would require interpretation of any claimed ambiguities in this Agreement against the drafting party has no application and is expressly waived.

[Signature Page to Follow]

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IN WITNESS WHEREOF, Parent, Holdco and the Rollover Stockholders have caused to be executed or executed this Agreement as of the date first written above.

Jinqiao Investments Limited

By:	/s/ Xianfu Zhu
Name: Xianfu Zhu
Title: Director

Golden Bridge Holdings Limited

By:	/s/ Xianfu Zhu
Name: Xianfu Zhu
Title: Director

Xianfu Zhu

By:	/s/ Xianfu Zhu

Baoke Ben

By:	/s/ Baoke Ben

Chaoyang Liu

By:	/s/ Chaoyang Liu

Juanjuan Wang

By:	/s/ Juanjuan Wang

[Signature page to Contribution Agreement]

Qinghe Wang

By:	/s/ Qinghe Wang

Shuichi Si

By:	/s/ Shuichi Si

[Signature page to Contribution Agreement]

Schedule A

Rollover Stockholder	Address and Facsimile	Rollover Shares	Holdco Shares
Xianfu Zhu	c/o Henan Zhongpin Food Co., Ltd. No. 21, Changshe Road, City of Changge, Henan Province, PRC, 461500 Facsimile: (86) 374 – 622 7819	6,442,506	6,442,506

Baoke Ben	c/o Henan Zhongpin Food Co., Ltd. No. 21, Changshe Road, City of Changge, Henan Province, PRC, 461500 Facsimile: (86) 374 – 622 7819	888,125	888,125

Chaoyang Liu	c/o Henan Zhongpin Food Co., Ltd. No. 21, Changshe Road, City of Changge, Henan Province, PRC, 461500 Facsimile: (86) 374 – 622 7819	619,874	619,874

Juanjuan Wang	c/o Henan Zhongpin Food Co., Ltd. No. 21, Changshe Road, City of Changge, Henan Province, PRC, 461500 Facsimile: (86) 374 – 622 7819	531,000	531,000

Qinghe Wang	c/o Henan Zhongpin Food Co., Ltd. No. 21, Changshe Road, City of Changge, Henan Province, PRC, 461500 Facsimile: (86) 374 – 622 7819	612,000	612,000

Shuichi Si	c/o Henan Zhongpin Food Co., Ltd. No. 21, Changshe Road, City of Changge, Henan Province, PRC, 461500 Facsimile: (86) 374 – 622 7819	594,000	594,000

Total issued and outstanding Holdco Shares at the Closing			9,687,505

[Schedule A to Contribution Agreement]